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                                                        EXHIBIT 11


           THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
          Computation of Earnings (Loss) Per Common Share
             (In thousands, except per share amounts)


                                                 Twelve Months Ended
                                                     December 31,
                                            ------------------------------
                                                1994     1993     1992
                                               -----    -----    -----
PRIMARY
 Earnings (loss):
  Net income (loss), as reported            $442,828 $427,609 $(156,038)
  Preferred dividends declared
    (net of taxes)                            (8,448)  (8,395)   (8,349)
                                             -------  -------   -------
      Net income (loss), as adjusted        $434,380 $419,214 $(164,387)
                                             =======  =======   =======
 Shares:
  Weighted average number of common
    shares outstanding                        84,183   84,417    84,721
  Additional dilutive effect of:
    Outstanding stock options (based on
     treasury stock method using average
     market price)                               633      799         -
                                             -------  -------   -------
      Weighted average, as adjusted           84,816   85,216    84,721
                                             =======  =======   =======

FULLY DILUTED
 Earnings (loss):
  Net income (loss), as reported            $442,828 $427,609 $(156,038)
  Additional PSOP expense (net of taxes)
    due to assumed conversion of
    preferred stock                           (3,782)  (4,080)        -
  Preferred dividends declared (net of taxes)      -        -    (8,349)
                                             -------  -------   -------
      Net income (loss), as adjusted        $439,046 $423,529 $(164,387)
                                             =======  =======   =======
 Shares:
  Weighted average number of common
    shares outstanding                        84,183   84,417    84,721
  Additional dilutive effect of:
    Convertible preferred stock                4,073    4,106         -
    Outstanding stock options (based on
     treasury stock method using market
     price at end of period)                     811      946         -
                                             -------  -------   -------
      Weighted average, as adjusted           89,067   89,469    84,721
                                             =======  =======   =======
EARNINGS (LOSS) PER COMMON SHARE:
  Primary                                      $5.12    $4.92    $(1.94)
                                             =======  =======   =======
  Fully diluted                                $4.93    $4.73    $(1.94)
                                             =======  =======   =======